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                                                                   [PLEXUS LOGO]

                        PLEXUS TO ACQUIRE E2E CORPORATION
      SIGNIFICANTLY INCREASES PRINTED CIRCUIT BOARD DESIGN AND ENGINEERING
                       CAPABILITIES, EXPANDS GLOBAL REACH

NEENAH, Wis., October 2, 2000 -- Plexus Corp. (Nasdaq: PLXS), a leading provider of product development, testing and manufacturing services to the electronics industry, today announced the pending acquisition of e2E Corporation (e2E), a privately held printed circuit board design and engineering service provider for electronic original equipment manufacturers (OEMs). e2E is headquartered in Hillsboro, Oregon and has an annualized revenue rate of about $20 million.

e2E is the largest independent services firm in the printed circuit board design and engineering business. The acquisition of e2E will significantly increases Plexus' printed circuit board design and engineering capabilities as well as its geographic footprint. The acquisition will expand Plexus' industry leading product realization services by adding 100+ engineers/designers in seven domestic design centers, including Hillsboro, Oregon, Nashua, New Hampshire, San Diego, California and Dallas, Texas as well as international design centers in Melrose, Scotland and Tel Aviv, Israel. Additionally, e2E's strong telecom and medical capabilities will add key expertise and resources to Plexus' growing presence in these key sectors. e2E's customer base includes several leading OEMs, including Lucent, Nortel and Intel.

"e2E will be a significant addition to our overall design and engineering capabilities, and provides us an immediate presence in key domestic and international markets," stated John Nussbaum, Plexus' President and Chief Operating Officer.

"We believe that our customers and employees are in excellent hands with Plexus," stated Matt Bergeron, Chief Executive Officer of e2E. "We believe in the Plexus strategy and in the importance of having design and engineering services as key components to servicing electronic OEMs. Plexus has a strong commitment to their employees and is devoted to creating a positive work environment."



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The acquisition will be a stock transaction of approximately $20.5 million and will be accounted for as a pooling of interests. Plexus will also assume e2E's debt of $3.1 million. The deal is expected to close by December 2000 and is subject to customary closing conditions. Plexus plans to retain all e2E employees and management.

ABOUT PLEXUS
Headquartered in Neenah, Wisconsin, Plexus (Nasdaq: PLXS) provides product realization services to original equipment manufacturers (OEMs) in the high-end telecommunication, medical, industrial, computer and transportation electronics industries. Plexus offers product development and design services, material procurement and management, prototyping, assembly, testing, manufacturing, final system box build and distribution.

SAFE HARBOR
The statements contained in this release which are not historical facts (such as statements in the future tense and statements including "believe," "expect" "intend", "anticipate" and similar concepts) are forward-looking statements that involve risks and uncertainties. These risks include the Company's challenges in integrating the acquired operations; these challenges could be particularly complex in this case because they include foreign operations involving additional factors such as currency exchange risks, the effects of local customs and practices and management integration. Other risks include, but are not limited to, the level of overall growth in the electronics industry, the Company's ability to secure new customers and maintain its and the acquired operation's current customer base, the results of cost reduction efforts, material cost fluctuations and the adequate availability of components and related parts for production, the effect of changes in foreign currency exchange rates and average selling prices, the risk of customer delays or cancellations in both on-going and new programs, the effect of start-up costs of new programs and facilities, the effect of economic conditions, the impact of increased competition and other risks detailed in the Company's Securities and Exchange Commission filings.

e2E shareholders and other potential investors are urged to read the proxy statement of e2E and the prospectus of Plexus, which will be filed in the future with the Securities and Exchange Commission, to obtain important additional information. After the documents are filed, interested persons will be able to obtain them free at the Securities and Exchange Commission's website, which is located at www.sec.gov. When the documents are finalized, they will be mailed to e2E shareholders. Copies of the prospectus will be available free from Plexus Corp. and copies of the proxy statement will be available free from e2E Corporation.


For further information, please contact:

Tom Sabol, Chief Financial Officer

(920) 722-3451 or email at tom.sabol@plexus.com